Exhibit 99.2

AMENDED AND RESTATED MUTUAL CONFIDENTIAL DISCLOSURE AGREEMENT

This Amended and Restated Mutual Confidential Disclosure Agreement (this "Agreement"), effective as of the date of last signature below (the "Effective Date"), is entered into by and between Merck Sharp & Dohme Corp., having an address of 2000 Galloping Hill Road, Kenilworth, New Jersey 07033 (hereinafter referred to as "Merck") and ArQule, Inc., having an address of One Wall Street, Burlington, Massachusetts 01803 (hereinafter referred to as "ArQule") (each a "Party" and collectively, the "Parties") and sets forth the terms and conditions under which the Parties will exchange certain proprietary and confidential information/data related to ArQule's business, and its clinical pipeline of orally bioavailable product candidates, including BTK inhibitor ARQ 531 (the "Lead Compound") and Merck's interest therein (hereinafter collectively referred to as "Subject Matter").

1.          All proprietary and non-public information/data respecting the Subject Matter that is disclosed to one Party (the "Receiving Party") or its Representatives by or on behalf of the other Party, and, in the case of Merck, by or on behalf of Merck's Affiliates, (the "Disclosing Party") whether in oral, written, graphic or electronic form, shall be considered "Confidential Information", including, but not limited to, information regarding data, inventions, know-how, ideas, procedures, formulations, compounds, biologics, designs, methods, techniques, financial projections and/or terms, software, developmental or experimental work, clinical or other programs, and plans for research and development of a Party. Confidential Information of the Disclosing Party, in whole or in part, contained or incorporated in any copies, summaries, notes, reports, translations, analyses and/or studies, whether written or recorded in electronic or other format and on whatever media, shall also constitute Confidential Information of the Disclosing Party. For purposes of this Agreement, "Affiliate" means an entity at least 50% owned by, under common ownership with, or which owns at least 50% of, Merck.

2.          The Receiving Party shall maintain the secrecy of all Confidential Information disclosed to it by the Disclosing Party hereunder and shall use such Confidential Information only for the purpose of evaluating its interest in a potential (i) arrangement with the Disclosing Party for research, development and/or commercialization regarding the Lead Compound and any backups thereto and/or (ii) negotiated business combination transaction or negotiated acquisition of ArQule (and any applicable subsidiaries thereof) by Merck or an Affiliate thereof (the "Purpose").

3.          The Receiving Party shall not disclose any Confidential Information of the Disclosing Party to any third party, except to its officers, employees, agents, advisors and consultants (collectively "Representatives") who have a need to know such Confidential Information for the Purpose and who are bound to maintain the confidentiality of the Confidential Information by written obligations of confidentiality and non-use at least as restrictive as those contained in this Agreement. Merck may also disclose Confidential Information of ArQule, on a need to know basis for the Purpose, to Merck's Affiliates who shall be under the obligations of confidentiality and non-use set forth herein. Each Party shall (i) advise its Representatives of the proprietary nature of the Confidential Information and the terms and conditions of this Agreement requiring that the confidentiality of any such information be maintained and (ii) use all reasonable safeguards to prevent unauthorized use by such Representatives. Each Party shall be responsible for any non-compliance with, or breach of, this Agreement by any of its Representatives, and in the case of Merck, its Affiliates, to which such Party has disclosed any Confidential Discussions (as defined below) and/or the other Party's Confidential Information.

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4.          The obligations of confidentiality and non-use shall not apply to Confidential Information that the Receiving Party can demonstrate by contemporaneous, written or electronic documentation:

a)
is in the public domain by use and/or publication at the time of its receipt from the Disclosing Party or thereafter enters into the public domain through no breach of this Agreement by the Receiving Party or its Representatives, and in the case of Merck, its Affiliates; or

b)
was already in its or its Representative's possession prior to receipt from the Disclosing Party or is independently developed without use of, or reliance on, Confidential Information received from the Disclosing Party; or

c)
is properly obtained by the Receiving Party or its Representative's from a third party that has a valid right to disclose such Confidential Information and does not have a confidentiality obligation to the Disclosing Party.

5.          In the event a Receiving Party is required to disclose any Confidential Information received under this Agreement in order to comply with any law, regulation or valid court order, such Receiving Party may disclose such Confidential Information only to the extent necessary for such compliance; provided, however, that such Receiving Party shall give the other Party reasonable advance written notice of the required disclosure, to the extent permitted by law, to provide such other Party with the opportunity to seek confidential treatment of any Confidential Information to be disclosed and/or to obtain a protective order narrowing the scope of disclosure and shall reasonably cooperate with such other Party's efforts to seek confidential treatment of any Confidential Information to be disclosed and/or to obtain a protective order narrowing the scope of disclosure. Confidential Information that is disclosed pursuant to such required disclosure shall remain otherwise subject to the confidentiality and non-use provisions set forth herein.

6.          For a period of one (1) year following the Effective Date, Merck shall not, and shall cause its Affiliates not to, directly or indirectly, solicit or cause to be solicited for employment or employ, hire or contract with (as an employee or independent contractor) any Specified Employee (as defined below) or otherwise induce or attempt to induce any Specified Employee to terminate or otherwise cease his or her employment with ArQule or any of its subsidiaries; provided, however, the foregoing provision will not apply with respect to (a) any general solicitation which is not directed specifically to officers or employees of ArQule and its subsidiaries, or (b) any Specified Employee who has been terminated by ArQule or its subsidiaries prior to commencement of employment discussions between Merck or its Affiliates and such Specified Employee. A "Specified Employee" means those employees listed on Exhibit A.

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7.          Merck agrees that until the one (1)-year anniversary of the Effective Date (the "Standstill Expiration Date"), unless specifically invited by the Board of Directors of ArQule (the "Board"), neither Merck nor any of its Affiliates or Representatives acting on behalf of Merck or its Affiliates shall (and Merck shall cause its Affiliates and direct its Representatives acting on behalf of Merck or its Affiliates not to), directly or indirectly:

a)
effect or propose, or announce any intention to effect or knowingly facilitate or knowingly encourage any other person to effect or propose or announce any intention to effect: (i) the acquisition of record or beneficial ownership of any voting securities of ArQule or any rights to acquire such voting securities; (ii) any merger, consolidation, or business combination with ArQule; (iii) any recapitalization, restructuring, liquidation, dissolution or other similar extraordinary transaction with respect to ArQule; or (iv) any "solicitation" of "proxies" (as such terms are used in Regulation 14A of the Exchange Act) or consents to vote (whether or not related to the election or removal of directors) with respect to any voting securities of ArQule, or the initiation, proposal, encouragement or solicitation of stockholders of ArQule for the approval of any stockholder proposals with respect to ArQule, or the solicitation, advisement or influence of any person with respect to the voting of any voting securities of ArQule;

b)
form, join or in any way participate in a "group" as defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act with respect to any voting securities of ArQule or otherwise in connection with any of the foregoing;

c)
(i) call or seek to call any meeting of stockholders of ArQule, including by written consent, or provide to any third party a proxy, consent or requisition to call any meeting of stockholders of ArQule; (ii) seek representation on the Board; or (iii) seek the removal of any member of the Board or management of ArQule; or

d)	publicly disclose any intention, plan or arrangement, whether written or oral, inconsistent with the foregoing;

provided, however, that notwithstanding the foregoing, Merck (and its Affiliates and Representatives acting on behalf of Merck) shall not be restricted from (i) making a private, confidential proposal for a transaction involving ArQule or any of its subsidiaries solely to the senior management or the Board that would not reasonably be expected to require Merck or ArQule to make any public disclosure with respect thereto, (ii) making any offer or entering into any commercial transaction with respect to, or otherwise consummating, any commercial transaction in the ordinary course of business, and wholly unrelated to a business combination transaction or acquisition of ArQule or any of its subsidiaries, (iii) making any acquisition of a company or business unit thereof that causes Merck or its Affiliates to "beneficially own" (as such term is used in Rule 13d-3 of the Exchange Act) securities of ArQule or any of its subsidiaries (or any derivative securities) so long as the purchase of such securities was not made on behalf of Merck or its Affiliates and the acquisition of such company or business unit was not made for the purpose of indirectly acquiring such securities.

Merck will cease to be bound by the provisions of, and Merck's restriction on the use of the Confidential Information will not prohibit the actions in, clauses (a) through (d) above, upon the earliest to occur of the following: (i) the Standstill Expiration Date; (ii) the Board approves, or ArQule or its subsidiaries enters into, a transaction with any Person that would result in such Person beneficially owning (A) more than 50% of ArQule's outstanding voting securities, (B) securities convertible into or exercisable for more than 50% of ArQule's outstanding voting securities or (C) all or substantially all of the assets of ArQule and its subsidiaries; or (iii) any person or entity, including any persons or entities acting in concert, shall have commenced a tender offer or exchange offer for more than 50% of ArQule's outstanding voting securities and the Board shall have either recommended that ArQule's stockholders tender or exchange in such offer or failed to recommend that ArQule's stockholders reject such offer within ten (10) business days following the commencement of any such offer.

8.          Unless sooner terminated, for or without cause, by written notice from one Party to the other sent to the addresses set forth above, this Agreement shall expire on the first (1st) anniversary of the Effective Date. Notwithstanding any expiration or termination of this Agreement, the Receiving Party's obligations of confidentiality and non-use concerning Confidential Information of the other Party shall survive until the seventh (7th) anniversary of the expiration or earlier termination of this Agreement.

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9.          Upon the earlier of written request of the Disclosing Party or termination or expiration of this Agreement, all Confidential Information received by the Receiving Party from or on behalf of the Disclosing Party shall be promptly returned to the Disclosing Party or destroyed, as determined by the Receiving Party, provided, however that the Receiving Party may retain one (1) copy of such Confidential Information in its confidential files, solely for purposes of exercising the Receiving Party's rights hereunder, satisfying its obligations hereunder or complying with any legal proceeding or requirement with respect thereto and further, provided, that the Receiving Party shall not be required to erase electronic files created in the ordinary course of business during automatic system back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information so long as such electronic files are (i) maintained only on centralized storage servers (and not on personal computers or devices), (ii) not accessible by any of its personnel (other than its information technology specialists), and (iii) are not otherwise accessed subsequently except with the written consent of the Disclosing Party or as required by law or legal process. Such retained copies of Confidential Information shall remain subject to the confidentiality and non-use obligations herein.

10.          All Confidential Information of a Disclosing Party that is disclosed hereunder shall remain the property of that Party. No patent or ownership right or license is granted by this Agreement, except for the Receiving Party's right to use the Confidential Information solely for the Purpose, and the parties acknowledge that the disclosure of Confidential Information hereunder does not result in any obligation of the Disclosing Party to grant the Receiving Party further rights in or to such Confidential Information or for the Parties to enter into further negotiations or any agreement with each other in relation to the Subject Matter.

11.          The Disclosing Party makes no representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information, and shall have no liability as to the accuracy or completeness of the Confidential Information on any basis (including, without limitation, in contract, tort, under applicable securities laws or otherwise). The Receiving Party will not make any claims whatsoever against the Disclosing Party for any omissions or errors included in the Confidential Information. The Disclosing Party shall have no liability or responsibility for any decisions made by the Receiving Party in reliance on any Confidential Information disclosed under this Agreement. The Disclosing Party expressly disclaims any express or implied duty to update, supplement or correct any Confidential Information disclosed hereunder.

12.          The Parties acknowledge that a material breach of this Agreement by the Receiving Party may cause irreparable harm to the Disclosing Party and that no remedy at law may adequately compensate the Disclosing Party for such harm. The Disclosing Party shall have the right to seek injunctive relief or other equitable relief without prejudice to any other rights or remedies that the Disclosing Party may have for the material breach of this Agreement.

13.          Except in order to comply with any law, regulation or valid court order in accordance with the provisions of paragraph 5 applicable to Confidential Information, no disclosure of the existence, or the terms, of this Agreement or the fact that discussions may be taking place between the Parties regarding the Subject Matter or the Purpose or the terms or status thereof ("Confidential Discussions") may be made by either Party except to its Representatives, and also in the case of Merck to its Affiliates, who have a need to know such Confidential Discussions for the Purpose, and who are bound to maintain the confidentiality of such Confidential Discussions by written obligations of confidentiality and non-use at least as restrictive as those contained in this Agreement. Further, no Party shall use the name, trademark, trade name, or logo of the other Party, its affiliates, or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by law.

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14.          Except as provided in this paragraph, this Agreement may not be assigned by either Party without the prior written consent of the other Party, except that (i) either Party may assign this Agreement to any successor in interest to all or substantially all of the business or assets of any Party, provided that such assignee agrees in writing to be responsible for all obligations of the assigning Party and (ii) Merck may assign this Agreement to any of its Affiliates provided that Merck shall remain responsible for its obligations hereunder. This Agreement shall inure to the benefit of and be binding on the Parties and their respective successors and permitted assigns. No failure or delay on the part of either Party in exercising any right under this Agreement shall operate as a waiver of, or impair, any such right. No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right shall have effect unless given in a signed, written document. No waiver of any right shall be deemed a waiver of any other right under this Agreement. Any assignment other than as permitted by this paragraph shall be null and void.

15.          This Agreement represents the entire understanding between the Parties, and hereby supersedes any prior understandings, whether oral or written, between the Parties with respect to the subject matter hereof, including, but not limited to, that certain Mutual Confidential Disclosure Agreement between the Parties effective as of August 21, 2019. This Agreement may not be modified, amended, waived or otherwise changed, in whole or in part, except in a writing that is signed by the authorized representatives of the Parties. If any portion of this Agreement or the application thereof to either Party is held by a court of competent jurisdiction to be invalid, illegal, non-binding or unenforceable in any respect, this Agreement shall be construed as if such invalid, illegal, non-binding or unenforceable provision had never been contained herein and the remaining portion hereof or applications to a Party shall remain in full force and effect.

16.          This Agreement shall be governed by and construed and enforced according to the laws of the State of New York, United States of America, without regard to its principles of conflicts of laws.

17.          This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signatures to this Agreement may be provided by facsimile transmission or PDF file, which shall be deemed to be original signatures.

[Signature Page Follows]

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Merck Sharp & Dohme Corp.		ArQule, Inc.
By	/s/ Michael Flaschen	By	/s/ Peter Lawrence
Michael Flaschen		Peter Lawrence
Name		Name

Head of HQ Transactions		President & COO
Title		Title

Nov. 25, 2019		11-23-2019
Date		Date

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